UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BigBand Networks, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held on June 9, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks” or the “Company”), will be held on June 9, 2008 at 9:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304 for the following purposes:

1.	To elect two Class II directors to serve for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting, or any adjournment(s) thereof.

The	foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

You are entitled to attend the annual meeting only if you were a BigBand Networks stockholder as of the close of business on April 20, 2008 or hold a valid proxy to vote shares at the annual meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert E. Horton

Robert E. Horton
Vice President, General Counsel and Secretary

Redwood City, California
April 25, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE SIGN, DATE AND RETURN THE PROXY CARD

AS PROMPTLY AS POSSIBLE.

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

BIGBAND NETWORKS, INC.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The board of directors (the “Board”) of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks” or the “Company”), is providing these proxy materials for you in connection with BigBand Networks’ annual meeting of stockholders, which will take place on June 9, 2008. As a stockholder as of April 20, 2008, the record date, you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain BigBand Networks’ 10-K?

A:	A copy of our 2007 Annual Report on Form 10-K is enclosed.

Stockholders	may request another free copy of the 2007 Form 10-K from:

BigBand Networks, Inc. Attn: Investor Relations 475 Broadway Street Redwood City, CA 94063 (650) 995-5000

A copy of our 2007 Annual Report on Form 10-K is also available on the website of the Securities and Exchange Commission at http://www.sec.gov. You can also find a copy of our Form 10-K by going to our website at http://www.bigbandnet.com and selecting “About Us,” then “Investor Relations,” then “SEC Filings.”

We will also furnish any exhibit to the 2007 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:

•	The election of two Class II directors to serve for a three-year term; and

•	The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	The consideration of other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, for the fiscal year ending December 31, 2008.

Q:	What shares can I vote?

A:	Each share of BigBand Networks common stock issued and outstanding as of the close of business on April 20, 2008 (the “Record Date”), is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date, we had approximately 62,837,041 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most BigBand Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with BigBand Networks’ transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by BigBand Networks. As the stockholder of record, you have the right to grant your voting proxy directly to BigBand Networks or to vote in person at the meeting. We have has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a BigBand Networks stockholder as of the close of business on April 20, 2008 or you hold a valid proxy to vote shares at the annual meeting. In order to vote in person at the annual meeting, you should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 20, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., Pacific Time.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of BigBand Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of BigBand Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of BigBand Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. BigBand Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the BigBand Networks Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of BigBand Networks common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” both of BigBand Networks’ nominees to the Board and “FOR” ratification of the independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting (i.e., a plurality) will be elected. The proposal for the approval of the ratification of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on such proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxyholders, Amir Bassan-Eskenazi and Robert Horton, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our letter to stockholders, 2007 Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

BigBand Networks, Inc.

Attn: Investor Relations

475 Broadway Street

Redwood City, CA 94063

(650) 995-5000

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	BigBand Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2008 annual meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals for Inclusion in Proxy Statement: For a stockholder proposal to be considered for inclusion in BigBand Networks’ proxy statement for the 2009 annual meeting, the written proposal must be received by the Corporate Secretary of BigBand Networks at our principal executive offices not later than February 10, 2009. Such proposals also must comply with Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

BigBand Networks, Inc.

Attn: Corporate Secretary

475 Broadway Street

Redwood City, CA 94063

Stockholder Proposals Not for Inclusion in Proxy Statement: For a stockholder proposal that is not intended to be included in our proxy statement for the 2009 annual meeting under Rule 14a-8 of the Exchange Act, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal and give timely notice in proper form to our Corporate Secretary in accordance with our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on March 12, 2009, nor earlier than the close of business on February 10, 2009. To be in proper form, the notice shall set forth:

(1) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder;

(2) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(3) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(4) any material interest of the stockholder in such business; and

(5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

If the date of the 2009 annual meeting is moved more than 30 days before or after the anniversary of the 2008 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement for the 2009 annual meeting under Rule 14a-8 of the Exchange Act must be received no later than the close of business on the tenth (10th) day following the day on which the notice of the date of the 2009 annual meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

Recommendation and Nomination of Director Candidates: Our nominating and governance committee will consider both recommendations and nominations for candidates to the board of directors from stockholders. A stockholder that desires to recommend a candidate for election to the board of directors must direct the recommendation in writing to our Corporate Secretary, 475 Broadway Street, Redwood City, California 94063, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and BigBand Networks within the last three years, written evidence that the candidate is willing to serve as a director of BigBand Networks if nominated and elected and evidence of the nominating person’s ownership of our stock.

A stockholder that instead desires to nominate a person directly for election to the board of directors must meet the deadlines and other requirements set forth in Section 2.15 of our bylaws and the rules and regulations of the Securities and Exchange Commission., which in addition to the requirements set forth above in “Stockholder Proposals Not for Inclusion in Proxy Statement” require, among other things, that the notice to our Corporate Secretary sets forth as to each person whom the stockholder proposes to nominate for election as a director:

(1) the name, age, business address and residence address of the person;

(2) the principal occupation or employment of the person;

(3) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Copy of Bylaws: You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. BigBand Networks’ Whistleblower Policy and Code of Business Conduct and Ethics applicable to all BigBand Networks employees, officers, directors, contractors and agents is available at http://www.bigbandnet.com. Our Code of Business Conduct and Ethics complies with the rules of the SEC, the listing standards of the NASDAQ Global Select Market and Rule 406 of the Sarbanes-Oxley Act of 2002. BigBand Networks has also adopted procedures for accounting and auditing matters in compliance with the listing standards of the NASDAQ Global Select Market. Concerns relating to accounting, internal controls or auditing matters may be brought to the attention of either our General Counsel or to the Chairman of the Audit Committee directly. Concerns are reviewed by the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. For information on how to contact the Audit Committee directly, please see the section entitled “Stockholder Communications with the Board” below.

Board Independence

Our Board of Directors (the “Board”) has determined that, except for Amir Bassan-Eskenazi and Ran Oz, each of whom is an executive officer of the company, and Dean Gilbert, who had a consulting contract with us within the last three years, each of the current directors has no material relationship with BigBand Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with BigBand Networks) and is independent within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with BigBand Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with BigBand Networks) and is “independent” within the meaning of the NASDAQ director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules. In making the determination of the independence of our directors, the Board considered all transactions in which BigBand Networks and any director had any interest, including transactions involving BigBand Networks and payments made to or from companies in the ordinary course of business where our directors serve on the board of directors or as a member of the executive management of the other company.

Board Structure and Committee Composition

As of December 31, 2007, our Board had 9 directors divided into three classes — Class I, Class II and Class III — with each class being equal in number and with a three-year term for each class. As of December 31, 2007, the classes were comprised as follows:

Class I	Class II	Class III
(Term expires in 2010)	(Term expires this year)	(Term expires in 2009)
Amir Bassan-Eskenazi Kenneth Goldman Ran Oz	Lloyd Carney Gal Israely Bruce I. Sachs	Dean Gilbert Robert Sachs Geoffrey Y. Yang

In April 2008, Mr. Carney informed the Board that he will not stand for re-election at the 2008 annual meeting and will cease service as a director effective upon the expiration of his current term.

Committees of the Board of Directors

The following chart indicates the composition of the committees of our Board as of December 31, 2007:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Amir Bassan-Eskenazi
Lloyd Carney	X	Chair
Dean Gilbert
Kenneth Goldman	Chair
Gal Israely	X
Ran Oz
Bruce I. Sachs		X	X
Robert Sachs			Chair
Geoffrey Y. Yang		X	X

The Board has standing audit, compensation, and nominating and governance committees. The membership during the last fiscal year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on the Investor Relations section of BigBand Networks’ website at http://www.bigbandnet.com. In 2007, the Board met eleven times, the audit committee met seven times, the compensation committee met twelve times and the nominating and governance committee met 3 times. The Board also established a securities pricing committee, which met three times in 2007 in connection with our initial public offering. During 2007, each director attended at least 75% of all Board and applicable committee meetings.

Audit Committee

Our audit committee is comprised of Lloyd Carney, Ken Goldman and Gal Israely, each of whom is a non-employee member of our board of directors. Due to Mr. Carney’s decision not to stand for re-election, following the annual meeting the audit committee will be comprised of Mr. Goldman, Mr. Israely and a vacancy until a qualified candidate is identified. Mr. Goldman is the chairperson of our audit committee and also serves as Lead Independent Director. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy under the requirements of the NASDAQ and SEC rules and regulations. Mr. Goldman is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

Our compensation committee is currently comprised of Lloyd Carney, Geoffrey Yang and Bruce Sachs, each of whom is a non-employee member of our board of directors. Mr. Carney is the chairperson of our compensation committee. Due to Mr. Carney’s decision not to stand for re-election, following the annual meeting the compensation committee will be comprised of Mr. Yang, Mr. Bruce Sachs and a vacancy until a qualified candidate is identified. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current requirements of the NASDAQ, SEC Rule 16(b)(3) and Rule 162(m) of the Internal Revenue Code. The compensation committee may form and delegate authority to subcommittees when appropriate. The compensation committee is responsible for, among other things:

•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

The Compensation Committee has delegated authority to the Executive Option Committee (“EOC”) to grant routine stock options (but not stock units or other equity awards) to non-executives and non-directors, pursuant to a standing policy. The EOC may comprised of one or more of our officers, and is currently comprised of three officers, our President and Chief Executive Officer, our Chief Financial Officer and our Vice President and General Counsel. Share-based awards to Section 16 officers are made by the Compensation Committee. The EOC held nine meetings during fiscal 2007.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Bruce Sachs, Robert Sachs and Geoffrey Yang, each of whom is a non-employee member of our board of directors. Robert Sachs is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the NASDAQ rules. The nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the nominees for election at each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each board committee to our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating and governance committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The committee regularly reviews the current composition and size of the Board.

•

The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems appropriate.

•	The committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•

The committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments, ability to serve on committees of the Board and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

After such review and consideration, the committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee.

Stockholder Communications with the Board

Stockholders of BigBand Networks, Inc. and other parties interested in communicating with the Board may contact any of our directors by writing to them by mail or express mail c/o BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063. The nominating and governance committee of the Board has approved a process for handling stockholder communications received by us. Under that process, the General Counsel receives and logs stockholder communications directed to the Board and reviews all such correspondence and regularly forwards to the Board a summary of such correspondence and copies of such correspondence.

Policy on Director Attendance at Annual Meetings

We have no formal policy regarding attendance of Board members at our annual meetings of stockholders.

Director Compensation

We have adopted a compensation policy that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for board services:

•	an annual director retainer of $20,000;

•	compensation for attending board meetings in-person of $2,000 per meeting;

•	compensation for attending committee meetings in-person of $1,000 per meeting;

•	compensation for attending board or committee meetings telephonically of $500 per meeting;

•

upon first joining the board, an automatic initial grant of a stock option to purchase 50,000 shares of our common stock vesting as to 25% of the shares on the first anniversary of the grant date and an additional 1/48th of the total shares vesting monthly thereafter so that the award is fully vested four years after the grant date;

•

for each director whose term continues following an annual meeting, an automatic annual grant of a stock option for the purchase of 18,750 shares of our common stock vesting as to 1/12th of the shares per month so that the award is fully vested one year after the grant date; and

•

for each full year of service, for the chairperson of the audit committee, an automatic additional grant of a stock option to purchase 6,250 shares of our common stock, for the chairperson of the compensation committee, an automatic additional grant of a stock option to purchase 3,750 shares, and for the chairperson of the nominating and governance committee, an automatic additional grant of a stock option to purchase 1,250 shares, in each case vesting as to 1/12th of the shares per month so that the award is fully vested one year after the grant date.

If, following a change of control, a director is terminated, pursuant to the compensation policy all options granted to the director shall fully vest and become immediately exercisable.

Non-Employee Director Compensation Table For Fiscal 2007

The following table shows compensation information for our current and former non-employee directors for fiscal 2007. Neither Mr. Bassan-Eskenazi nor Mr. Oz received any separate compensation for their Board activities.

Non-Employee Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Lloyd Carney(2)	$58,000	$40,268	$98,268
Dean Gilbert(3)	$36,250	$54,317	$90,567
Kenneth Goldman(4)	$71,000	$83,164	$154,164
Gal Israely(5)	$36,250	$96,021	$132,271
Bruce I. Sachs(6)	$45,750	$96,021	$141,771
Robert Sachs(7)	$31,250	$30,932	$62,182
Geoffrey Y. Yang(8)	$44,000	$96,021	$140,021

(1)	Represents the amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” excluding the estimate of forfeitures related to service-based vesting conditions. The awards for which expense is shown in this table include the awards granted during 2007, as well as awards granted prior to 2007 for which we continued to recognize expense in 2007. Assumptions used in the calculation of these award amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The full grant date fair value of each option granted to Gal Israeli, Bruce Sachs and Geoffrey Yang in 2007 was $449,330, and the full grant date fair value of the option granted to Mr. Goldman in 2007 was $87,573.

(2)	As of December 31, 2007, Mr. Carney held outstanding options to purchase 53,750 shares of our common stock.

(3)	As of December 31, 2007, Mr. Gilbert held outstanding options to purchase 185,008 shares of our common stock.

(4)	As of December 31, 2007, Mr. Goldman held outstanding options to purchase 62,500 shares of our common stock.

(5)	As of December 31, 2007, Mr. Israely held outstanding options to purchase 50,000 shares of our common stock.

(6)	As of December 31, 2007, Mr. Bruce Sachs held outstanding options to purchase 50,000 shares of our common stock.

(7)	As of December 31, 2007, Mr. Robert Sachs held outstanding options to purchase 51,250 shares of our common stock.

(8)	As of December 31, 2007, Mr. Yang held outstanding options to purchase 50,000 shares of our common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are two nominees for election to Class II of the Board this year — Gal Israely and Bruce I. Sachs. Each of the nominees is presently a member of the Board. Information regarding the business experience of each nominee and the other members of the Board is provided below. Each of the Class II directors are elected to serve a three-year term until our annual meeting in 2011 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

In April 2008, Mr. Lloyd Carney informed the Board that he will not stand for re-election at the 2008 annual meeting upon the expiration of his current term. Following this notice, the Board acted to reduce the size of the Board in accordance with Section 3.2 of our bylaws. Accordingly, at the 2008 annual meeting there will be only two persons nominated for election as Class II directors. Votes may not be cast in person or by proxy at the 2008 annual meeting for greater than two nominees to the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES.

Vote Required

The two persons receiving the highest number of “FOR” votes represented by shares of BigBand Networks common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Nominees for Election

Gal Israely Director since 1998 Age 47	Mr. Israely is a managing partner of the Cedar Fund, a venture capital firm he co-founded in 1997. Prior to co-founding Cedar, Mr. Israely was a Managing Director in the high technology investment banking group of Bear, Stearns & Co., Inc. Mr. Israely holds a B.A. in Economics and an M.B.A. in Finance from Tel Aviv University.

Bruce I. Sachs Director since 2005 Age 48	Mr. Sachs has been a General Partner at Charles River Ventures, a venture capital firm, since October 1999. Prior to joining Charles River Ventures, Mr. Sachs served as an executive at numerous companies, including Ascend Communications, Stratus Computer, Bay Networks and Xylogics. Mr. Sachs currently serves as a member of the board of directors of Vertex Pharmaceuticals, as well as numerous private companies. Mr. Sachs holds a B.S. in Electrical Engineering from Bucknell University and an M.S. in Electrical Engineering from Cornell University, as well as an M.B.A. from Northeastern University.

Continuing Directors

Amir Bassan-Eskenazi Director since 1998 Age 43	Mr. Bassan-Eskenazi has served as our President, Chief Executive Officer and Chairman of the Board of Directors since he co-founded the company in December 1998. Prior to co-founding BigBand, Mr. Bassan-Eskenazi served in various executive capacities at Optibase Ltd., a provider of digital video solutions, from 1991 to 1998, including as Executive Vice President of Marketing and Chief Operating Officer. Mr. Bassan-Eskenazi holds a B.S. in Electrical Engineering from Technion, Israel Institute of Technology.

Dean Gilbert Director since 2002 Age 51	Mr. Gilbert has been a Vice President of Syndication at Google, an Internet search company, since September 2006. Mr. Gilbert has also been a Managing Partner of Sandalwood Investments, an independent venture investment and consulting firm, since January 2001. Prior to this time, Mr. Gilbert served as Executive Vice President and General Manager of @Home Networks from 1996 to 2000. Mr. Gilbert co-founded Monogram Holdings, a real-estate management company, in June 2003 and was responsible for sales at Monogram Holdings through March 2005. Mr. Gilbert holds a B.A. in Telecommunications and an M.A. in Telecommunications and Business from Michigan State University.

Kenneth Goldman Director since 2006 Age 58	Mr. Goldman has served as Senior Vice President of Finance and Administration and Chief Financial Officer of Fortinet Inc., a network equipment vendor, since September 2007. Between January and August 2007, he served as Senior Vice President of Finance and Administration and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. Mr. Goldman was Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services from August 2000 until its acquisition by Oracle Corporation in March 2006. From December 1999 to December 2003, Mr. Goldman was a member of the Financial Accounting Standards Advisory Council. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

Ran Oz Director since 2005 Age 41	Mr. Oz has served as our Executive Vice President and Chief Technology Officer since he co-founded the company in December 1998, and as a director since May 2005. Mr. Oz holds a B.S. degree in Electrical Engineering from Technion, Israel Institute of Technology, an M.S. in Electrical Engineering from Tel Aviv University and an M.B.A from the University of Phoenix.

Robert Sachs Director since 2006 Age 59	Mr. Sachs is a Principal of the Continental Consulting Group, LLC, a Boston-based cable and telecommunications consulting firm, which he co-founded in January 1998. After founding Continental Consulting Group, Mr. Sachs served as President and Chief Executive Officer of the National Cable & Telecommunications Association, from August 1999 through February 2005. Prior to January 1998, Mr. Sachs served as an executive of Continental Cablevision and MediaOne for more than 18 years. Mr. Sachs also serves as a member of the board of directors of Global Crossing. Mr. Sachs holds a B.S. in Political Science from the University of Rochester, an M.S. in Journalism from Columbia University and a J.D. from Georgetown University.

Geoffrey Yang Director since 2000 Age 49	Mr. Yang is a Partner at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Immediately prior to co-founding Redpoint Ventures, Mr. Yang was a General Partner with Institutional Venture Partners, a venture capital firm. Mr. Yang currently serves as a member of the board of directors of TiVo, as well as numerous private companies. Mr. Yang holds a B.A. in Economics from Princeton University, a B.S.E. in Engineering and Management Systems from Princeton University and an M.B.A. from Stanford University.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit BigBand Networks’ consolidated financial statements for the fiscal year ending December 31, 2008. During fiscal 2007, Ernst & Young served as BigBand Networks’ independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 35. Representatives of Ernst & Young are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Although ratification is not required by law, the Board has determined that it is desirable to request ratification of this appointment. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as BigBand Networks’ independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008 requires the affirmative vote of a majority of the shares of BigBand Networks’ common stock present in person or represented by proxy and entitled to be voted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of March 31, 2008, concerning beneficial ownership of BigBand Networks’ common stock by:

•	beneficial owners of more than 5% of BigBand Networks’ common stock; and

•	BigBand Networks’ directors and the named executive officers set forth in the Summary Compensation Table on page 26, and all directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information provided to BigBand Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 30, 2008 (60 days after March 31, 2008) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063.

BENEFICIAL OWNERSHIP TABLE

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Holders of Greater Than 5%
Brookside Capital Partners Fund, L.P. 11 Huntington Avenue Boston, MA 02199	3,938,352	(2)	6.3%
Charles River Partners 1000 Winter Street, Suite 3300 Waltham, MA 02451	8,983,170	(3)	14.3%
Redpoint Ventures 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025	12,999,748	(4)	20.7%

Directors and Named Executive Officers:
Frederick A. Ball(5)	92,500		*
Amir Bassan-Eskenazi(6)	2,407,098		3.8%
Lloyd Carney(7)	29,971		*
Dean Gilbert(8)	195,110		*
Kenneth Goldman(9)	35,461		*
David Heard(10)	140,624		*
Robert E. Horton(11)	140,906		*
Gal Israely(12)	2,566,999		4.1%
Jeffrey Lindholm(13)	159,376		*
Ran Oz(14)	2,113,777		3.4%
Bruce I. Sachs(15)	8,998,795		14.3%
Robert Sachs(16)	30,416		*
Geoffrey Y. Yang(17)	13,015,373		20.7%
All Directors and Executive Officers as a Group(13 persons)(18)	29,936,361		47.7%

*	Represents holdings of less than one percent.

(1)	The percentages are calculated using 62,742,947 outstanding shares of our common stock on March 31, 2008 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of March 31, 2008.

(2)	Based on information reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(3)	Based on information reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. Includes 8,712,158 shares held by Charles River Partnership XI, L.P., 225,919 shares held by Charles River Friends XI-A, L.P., 45,093 shares held by Charles River Friends XI-B, L.P. Collectively, these entities have shared voting power with respect to the shares.

(4)	Based on information reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. Includes 328,926 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,829 shares held by Redpoint Technology Partners A-I, L.P., 887,612 shares held by Redpoint Technology Partners Q-I, L.P. and 8,984,678 shares held by Redpoint Ventures I, L.P. Collectively, these entities have shared voting power with respect to the shares.

(5)	Mr. Ball resigned from his position with the company effective November 26, 2007 and currently holds no outstanding options.

(6)	Includes 288,640 shares Mr. Bassan-Eskenazi and his wife as joint tenants, 372,568 shares held by Mr. Bassan-Eskenazi’s wife, 70,954 shares held by trust for the benefit of Mr. Bassan-Eskenazi, 70,954 shares held by trust for the benefit of Mr. Bassan-Eskenazi’s wife, 5,851 shares held by Mr. Bassan-Eskanazi’s son, 5,851 shares held by Mr. Bassan-Eskanazi’s daughter, and 1,592,280 options exercisable within 60 days of March 31, 2008.

(7)	Includes 29,791 options exercisable within 60 days of March 31, 2008.

(8)	Includes 42,394 shares held by Sandalwood Investments II, L.P. and 152,716 options exercisable within 60 days of March 31, 2008.

(9)	Includes 35,416 options exercisable within 60 days of March 31, 2008.

(10)	Includes 140,624 options exercisable within 60 days of March 31, 2008.

(11)	Includes 22,001 shares held by Mr. Horton and 118,905 options exercisable within 60 days of March 31, 2008.

(12)	Includes 770,813 shares held by Cedar Fund LP, 1,780,561 shares held by Cedar Fund A LP and 15,625 options exercisable within 60 days of March 31, 2008. Mr. Israely disclaims beneficial ownership of the shares held by the Cedar funds, except to the extent of his individual pecuniary interest therein, if any.

(13)	Includes 159,376 options exercisable within 60 days of March 31, 2008.

(14)	Includes 729,772 options exercisable within 60 days of March 31, 2008.

(15)	Includes 8,712,158 shares held by Charles River Partnership XI, L.P., 225,919 shares held by Charles River Friends XI-A, L.P., 45,093 shares held by Charles River Friends XI-B, L.P. and 15,625 options exercisable within 60 days of March 31, 2008. Mr. Sachs disclaims beneficial ownership of the shares held by the Charles River funds, except to the extent of his individual pecuniary interest therein, if any.

(16)	Includes 30,416 options exercisable within 60 days of March 31, 2008.

(17)	Includes 328,926 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,829 shares held by Redpoint Technology Partners A-I, L.P., 887,612 shares held by Redpoint Technology Partners Q-I, L.P., 8,984,678 shares held by Redpoint Ventures I, L.P., 35,000 shares held by Mr, Yang, 4,000 by trusts for the benefit of Mr. Yang’s sons and 15,625 options exercisable within 60 days of March 31, 2008. Mr. Yang disclaims beneficial ownership of the shares held by the Redpoint funds, except to the extent of his individual pecuniary interest therein, if any.

(18)	Includes all shares referenced in notes 5 through 17 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. To our knowledge, based solely on review of the copies of such reports furnished to us or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2007, all Section 16(a) reports required to be filed by our directors, executive officers and more than 10% beneficial owners were properly filed, with the exception of one late report for a single Section 16(a) reporting transaction for each of Messrs. Goldman and Oz. These reports were related to an equity award granted in April 2007 to Mr. Goldman and the gifting of shares in May 2007 by Mr. Oz, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2007, we were party to no transactions in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

Employment and Change of Control Agreements with Executive Officers

We have entered into certain employment and change of control arrangements with our executive officers as described under the caption “Executive Compensation” on page 20.

Stock Option Grants

Pursuant to our director compensation policy, between January 1, 2007 and December 31, 2007, we granted options to purchase an aggregate of 156,250 shares of our common stock at exercise prices ranging from $7.34 to $18.95 per share to certain non-employee, non-affiliated directors. For more information, see “Director Compensation” on page     .

Between January 1, 2007 and December 31, 2007, we granted an option to purchase 450,000 shares of our common stock to a named executive officer, with an exercise price of $7.34 per share. Between January 1, 2007 and December 31, 2007, we granted 85,000 RSUs to a named executive officer. For more information, see “Grants of Plan Based Awards for Fiscal 2007” on page 27 and “Executive Compensation” on page 20.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may cause a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Since October 3, 2007, a series of purported shareholder class action lawsuits were filed in the United States District Court for the Northern District of California against us, certain of our officers and directors, and the underwriters of our initial public offering. One such suit was subsequently dismissed. The lawsuits allege that our officers and directors made false or misleading statements to investors in connection with our initial public offering and thereafter, and that our registration statement and prospectus contained false or misleading statements regarding our business prospects. The plaintiffs purport to represent anyone who purchased our common stock in the initial public offering, or purchased our common stock between March 14 and September 27, 2007. The lawsuits assert causes of action for violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In February 2008, the lawsuits were consolidated and a lead plaintiff was appointed by the Court. We anticipate that the lead plaintiff will file a consolidated complaint by the end of May 2008.In December 2007, a similar complaint was filed in the Superior Court for the City and County of San Francisco and subsequently removed by the defendants to the United States District Court and consolidated into the federal actions described above. The plaintiff’s motion to return that case to the California state court is scheduled to be heard by the Court in May 2008. As a component of these lawsuits, we have the obligation to indemnify the underwriters for expenses related to the suit, including the cost of one counsel for the underwriters.

On December 11, 2007, a shareholder derivative lawsuit was filed against certain of our officers and directors in the Superior Court for the County of San Mateo, California. The company is named as a nominal defendant. The complaint alleges that the defendants violated their fiduciary duties in connection with our disclosures in connection with our initial public offering and thereafter, in particular by allegedly issuing false and misleading statements in our registration statement and prospectus regarding our business prospects. The lawsuit is in its earliest stages, and to date defendants have not responded to the complaint. At the parties’ request, the Court has stayed all proceedings in the case until July 22, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

We compete with many other technology companies in seeking to attract and retain talented executives. To meet this challenge, we have implemented a total compensation philosophy so that we may reward our executives with both cash and equity programs. We have implemented a pay-for-performance approach to our executive compensation programs by tying a large portion of each executive officer’s compensation to performance-based rewards.

The objective of our total compensation philosophy is to offer our executives compensation and benefits that are competitive; meet our goals of attracting, retaining and motivating highly skilled executives to lead BigBand; and reward both individual and company performance.

Utilizing this philosophy, our compensation programs are designed to:

•	be “market-based” and reflect the competitive environment for personnel;

•	stress our “pay for performance” approach to managing pay levels;

•	share risks and rewards with employees at all levels;

•	be affordable, within the context of our operating expense model;

•	align the interests of our employees with those of our stockholders; and

•	be fairly and equitably administered.

In addition, as we administer our compensation programs, we plan to:

•	evolve and modify our programs to reflect the competitive environment and our changing business needs;

•	consistently apply our total compensation philosophy to all our locations, although our specific programs may vary from country to country.

Compensation Framework

Market Analysis

In 2007, the compensation committee of our board of directors engaged Compensia, Inc., executive compensation experts, to conduct competitive remuneration studies for our senior leadership team. The analysis was derived from consideration of competitive market data, including third party-surveys by Radford Surveys + Consulting, and a review of annual reports and proxy statements from peer companies. In determining what constituted competitive market data, Compensia, Inc. focused on the aggregate data of 22 technology companies listed in Appendix A hereto. Compensia and members of BigBand’s Human Resources department evaluated the benchmark data for each component of our executive compensation program, including cash, equity, and incentive-based compensation.

The results of the analysis confirmed that our executive compensation levels were on target given our compensation philosophy, as approved by the compensation committee of our board of directors. We used this analysis to target our executive compensation at the following levels:

Base Pay	Variable Pay	Equity-Based Rewards
55th – 65th percentile	60 th – 75th percentile	55 th – 65th percentile

Determining the Amount of Each Element of Compensation. We design each element of our compensation to be both affordable and competitive in relation to the market. We monitor the market and adjust each element as needed. In addition, from time to time, the compensation committee considers whether to provide our executives with additional compensation, such as discretionary cash or equity awards, as circumstances may warrant. Such circumstances may include, without limitation, recognition of outstanding performance or retention of key executives.

Base Pay. In general, we believe an employee’s base pay level should reflect the employee’s overall sustained performance level and contribution to BigBand over time. We seek to structure the base pay for our top performers to be aggressive in relation to the market. In most cases, our executives are within our target base pay range and in no case are they over our target range.

For our executives, we consider the individual’s scope of responsibilities, qualifications, experience, past performance, the goals and objectives established for the executive and competitive salary practices of peer companies when determining base salary. In November 2007, the compensation committee approved increases to the base salary of David Heard, in connection with his assumption of broader responsibilities following the restructuring of our business. No other executive officers received base pay increases in 2007 as their salaries were within our guidelines.

Variable Pay. Our variable pay programs, such as our sales commissions program and bonus program, are designed to motivate employees to achieve overall company goals by aligning individual objectives to our objectives. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.

As with our determination of base pay, we determine the targeted level of variable compensation from third party salary surveys. After developing a competitive framework, we determine the employee’s actual level of variable compensation by assessing the employee’s actual results against pre-established goals and objectives, and rewarding the employee in accordance with the terms of the variable pay program. In developing the competitive framework, we seek to set “total cash compensation” (base salary plus variable pay) in the 60th to 75th percentile of the surveyed market to meet our goal of ensuring that our cash compensation levels are competitive, and enable us to attract and retain exceptional people and key talent. We do not have any executives whose total cash compensation exceeds these guidelines.

In 2007, we had two primary variable compensation programs: an Incentive Compensation Plan, or ICP, and our 2007 Sales Compensation Plan. Employees participate in either the ICP or the Sales Compensation Plan, but not both.

We base the ICP funding on our achievement of pre-determined, internal revenue and operating contribution targets. We do not disclose these targets prospectively, as we deem them confidential and disclosure would result in competitive harm to us. We establish the targets such that realization of 100% payout would require a very high level of company performance. In 2007, our ICP would have paid 100% bonuses had we achieved yearly revenues of $250.4 million and yearly operating margins of 7.6%. In the first half of 2007, we paid only 62% of our ICP bonuses as a result of our company performance. In the second half of 2007, we paid no ICP bonuses as a result of our failure to achieve company targets.

Under the ICP, target bonuses are expressed as a percentage of the executive’s base salary. In 2007, the ICP was semi-annual in nature, providing two bonus opportunities for participants each fiscal year. The annual bonus number was divided into two parts, establishing a target bonus amount (50% of the total target bonus amount) for each half of the year. In 2008, the ICP retains the semi-annual elements, providing for bonus opportunities for participants for achievement of a target bonus amount for each half of the year. However, the 2008 ICP introduces a third element—a target bonus amount for the company’s achievement of full-year results. Participants are required to submit a set of “stretch” achievement goals at the beginning of each six-month period, with such goals to be approved by the compensation committee. The participant is then compensated under the ICP based on their achievement against these stretch goals. Final payouts on the semi-annual component of the annual bonus amount are determined by multiplying the semi-annual bonus target (30% of the total bonus target amount each half) by the financial performance (funding) percent and the individual performance rating percent. Final payouts on the annual component of the target bonus are determined by multiplying the full-year bonus target amount (40% of the total bonus target amount) by the financial performance (funding) percent and the individual performance rating percent.

The 2007 Sales Compensation Plan provided a payout to eligible sales employees (including Mr. Lindholm) based on their achievement of sales objectives, or quotas. Employees receive a standard commission for sales up to 100% of quota and accelerated commissions based on over-achievement. Quota is retired, or commissions are “earned,” at the time of booking, and commissions are paid at the time products are shipped to the customer.

The bonus or commission targets for our named executive officers for 2007 under the ICP or Sales Compensation Plan, respectively, were:

Name	Bonus or Commission Targets (% of Base Salary)
	H1	H2	Total
Amir Bassan-Eskenazi (ICP)	50%	50%	100%
Frederick A. Ball (ICP)	50%	50%	100%
David Heard (ICP)	20%	20%	40%
Jeffrey Lindholm (Sales)	N/A	N/A	60%
Ran Oz (ICP)	20%	20%	40%

The bonus or commission targets for our named executive officers for 2008 under the ICP or Sales Compensation Plan, respectively, are:

Name	Bonus or Commission Targets (% of Base Salary)
	H1	H2	Annual	Total
Amir Bassan-Eskenazi (ICP)	30%	30%	40%	100%
Frederick A. Ball *	—	—	—	—
David Heard (ICP)	21%	21%	28%	70%
Jeffrey Lindholm (Sales)	N/A	N/A	84%	84%
Ran Oz (ICP)	15%	15%	20%	50%

*	Mr. Ball resigned from his position as our CFO effective November 26, 2007 and consequently has no bonus targets for 2008.

Adjustments made to the bonus or commission targets for 2008 were approved by our compensation committee in order to align the targets with benchmark data for the respective or newly-assumed positions. In the case of Mr. Lindholm, the compensation committee chose to establish his variable compensation at the 75th percentile, as a result of the aggressive sales targets that were established for 2008.

Equity-Based Pay. We monitor the market and applicable accounting, corporate, securities and tax laws and regulations and adjust our equity programs as needed. Stock options, restricted stock units (RSUs) and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. BigBand grants stock options and RSUs to provide a long-term incentive for executives to align their interests with the interests of our stockholders.

Our compensation committee does not apply a rigid formula in allocating equity awards to executives as a group or to any particular executive. Instead, our compensation committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options and RSUs to be granted to all participants during the year. The compensation committee and management team regularly review the amount of equity compensation outstanding to ensure an appropriate dilution level while still providing competitive rewards that are commensurate with results delivered. The number of stock options granted to each executive is set forth in the “Grants of Plan-Based Awards Table.” The value of such grants, as determined in accordance with SFAS 123R for each individual named executive officer is set forth in the column “Stock Awards” in the “Summary Compensation Table.”

Allocation of Equity Compensation Awards

In 2007, we granted a total of 4,273,006 option shares and RSUs, of which a total of 535,000 option shares and RSUs were granted to our named executives, representing 12.5% of all option shares and RSUs granted in 2007. Options granted to executives and other employees vest over a period of four years.

Timing of Equity Awards

Our board of directors generally grants refresh stock options to executives and current employees once per year, typically at a meeting of the compensation committee held in the fourth quarter of the year. With respect to newly hired executives, our practice is typically to make stock grants at the first meeting of the compensation committee following such executive’s hire date; provided that the compensation committee makes such stock grants only during our open trading window (as defined in the company’s insider trading policy). We do not have any program, plan or practice to time either the release of material non-public information or the grant of stock options and RSUs for the purposes of affecting the value of executive compensation. The exercise price of a newly-granted option is the closing price of our common stock on the NASDAQ stock market on the date of grant.

Executive Equity Ownership

We encourage our executives to hold a significant equity interest in BigBand. However, we do not have specific share retention and ownership guidelines for our executives. We have a policy that prohibits our executives from selling short our stock, prohibits our executives from holding our stock in a margin account, and discourages the purchase and sale of exchange-traded options on our stock by our executives.

Types of Equity Awards

Prior to our initial public offering (IPO) in March 2007, the long-term equity incentive component of our compensation program consisted solely of stock options. Following our IPO, we began utilizing RSUs as an additional form of equity compensation incentive. Under our 2007 Equity Incentive Plan, we are permitted to issue stock options, RSUs, restricted stock, stock appreciation rights, performance units and performance shares. In 2007, we began to utilize RSUs in the compensation of our executives. We gave our executives receiving equity awards the choice of RSUs or stock options, with those selecting stock options receiving three times the number of underlying shares as they would have received if they had chosen RSUs.

All of our employees, including executives, are eligible to participate in our Employee Stock Purchase Plan, or ESPP, if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. Our ESPP is intended to qualify under Section 423 of the

Internal Revenue Code, and provides for consecutive, non-overlapping six-month offering periods. Our ESPP permits participants to purchase common stock through payroll deductions. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price is 85% of the fair market value of our common stock at the lower of the first and last day of the period.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

All of our executives have employment and other agreements that provide for severance payment arrangements and/or acceleration of stock option and RSU vesting that would be triggered by an acquisition or other change in control of BigBand. Generally, our executive officers are entitled to severance in an amount equal to six months’ base salary and health benefits if terminated or constructively terminated other than for cause; however, if an executive officer is terminated or constructively terminated within six months of a change in control, the executive is entitled to severance in an amount equal to twelve months’ salary and health benefits.

In addition, the equity awards to all of our executives provide for a potential acceleration of outstanding awards in the event that the executive is terminated or constructively terminated within six (6) months of us undergoing a change in control, as defined in such plans. See “Employee Benefit Plans” for a description of the change in control provisions contained in our equity incentive plans. The following table reflects the acceleration to which each executive officer would be entitled as of December 31, 2007:

Name	Grant Date	Number of Securities Underlying Options	Price	Vest Upon Double Trigger(1)
Bassan-Eskenazi, Amir	12/31/2002	333,333	$0.60	100%
	12/31/2002	404,841	$0.60	100%
	4/30/2003	47,437	$0.60	100%
	4/30/2003	56,063	$0.60	100%
	9/28/2004	688,106	$1.00	100%
	11/2/2006	67,234	$5.28	100%
	11/2/2006	307,766	$5.28	100%

Heard, David	2/22/2007	54,492	$7.34	Greater of 12 months or 50% of unvested
	2/22/2007	395,508	$7.34	Greater of 12 months or 50% of unvested
	12/9/2007	85,000	$0.00	100%

Lindholm, Jeffrey	11/17/2006	349,244	$5.28	Greater of 12 months or 50% of unvested
	11/17/2006	75,756	$5.28	Greater of 12 months or 50% of unvested

Oz, Ran	9/28/2004	688,106	$0.76	100%
	11/2/2006	187,500	$5.28	100%
	11/8/2006	62,500	$5.28	100%

(1)	Double trigger means termination within six (6) months of a change in control for Messrs. Heard and Lindholm, and termination within one (1) year of a change in control for Messrs. Bassan-Eskenazi and Oz.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. In 2007, we began utilizing RSUs as an additional form of equity compensation incentive in response to changes in the accounting treatment of equity awards under SFAS 123R. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

Our compensation committee generally seeks input from our President and Chief Executive Officer, Amir Bassan-Eskenazi, when discussing the performance of, and compensation levels for executives other than himself. The compensation committee also works with Mr. Bassan-Eskenazi in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Bassan-Eskenazi nor any of our other executives participates in deliberations relating to his own compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Lloyd Carney (Chairman)
Bruce I. Sachs
Geoffrey Y. Yang

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2007 were Lloyd Carney, Bruce I. Sachs and Geoffrey Y. Yang. No compensation committee member was at any time during 2007, or at any other time, an officer or employee of the Company or any of its subsidiaries. None of our executives serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, former chief financial officer and each of our other three most highly compensated executive officers during 2006 and 2007. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Amir Bassan-Eskenazi	2007	$319,167	$1,500	$—	$77,778	$84,270	$81,713	(3)	$564,428
Chairman, President and Chief Executive Officer	2006	265,152	60,125	—	10,981	105,605	—		441,863

Frederick A. Ball (4)	2007	$243,258	$—	$—	$311,551	$106,192	$—		$661,001
Former Senior Vice President and Chief Financial Officer	2006	218,167	39,833	—	7,912	—	—		265,912

Jeffrey Lindholm	2007	$250,000	$51,500	$—	$440,315	$91,209	$—		$833,024
Senior Vice President of Sales and Marketing	2006	33,144	—	—	56,683	18,750	—		108,577

David Heard	2007	$235,532	$60,000	$7,013	$864,191	$22,101	$51,098	(5)	$1,239,935
Chief Operating Officer	2006	—	—	—	—	—	—		—

Ran Oz	2007	$213,768	$—	$—	$51,944	$25,106	$124,786	(6)	$415,604
Chief Technology Officer and Executive Vice President	2006	178,125	32,062	—	4,013	48,654	22,531	(7)	285,385

(1)

Represents the amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R. Compensation for stock awards and options awards represents the amount of compensation cost recognized during the years ended December 31, 2006 and 2007 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123©, “Share-Based Payment,” except that the compensation cost does not include an estimate of forfeitures related to service-based vesting conditions. The awards for which expense is shown in this table include the awards described in the Grants of Plan Based Awards table beginning on page      of this Proxy Statement, as well as awards granted prior to 2007 for which we continued to recognize expense in 2006 and 2007. Assumptions used in the calculation of these award amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Amounts in this column reflect bonuses earned in 2007 under the Company’s 2007 Sales Commission Plan (as to Mr. Lindholm) and the Company’s 2007 Incentive Compensation Plan (as to all other named executives), although some amounts were paid in 2008.

(3)	Reflects a cash payment in the amount of $81,713 related to stock options exchanged at the election of the employee in 2006.

(4)	Mr. Ball resigned from the Company effective November 26, 2007, but continues to provide consulting services pursuant to a Transition Services Agreement with the Company, a copy of which was filed as Exhibit 10.23 to the Company’s Current Report on Form 8-K dated October 22, 2007. Pursuant to the Transition Services Agreement, the vesting of all of Mr. Ball’s outstanding stock options was accelerated by six (6) months, which modification resulted in the vesting of 71,439 additional shares. The amount recognized under FAS 123R includes the incremental expense subject to the acceleration of vesting of the shares as of the modification date.

(5)	Reflects relocation expenses.

(6)	Consists of payment for car leasing expenses in the amount of $5,291, taxes related to a car expense benefit in the amount of $6,161 and other social benefits in the amount of $10,449.

(7)	Consists of payment for car leasing expenses in the amount of $11,232, taxes related to a car expense benefit in the amount of $6,190, a cash payment in connection with vacation cash-out in the amount of $91,331 and other social benefits in the amount of $33,455.

Grants of Plan-Based Awards for Fiscal 2007

The following table shows all plan-based awards granted to our named executive officers during 2007. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2007 Fiscal Year-End table below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Amir Bassan-Eskenazi		$65,000	$325,000	$520,000	—	—	—	—

Frederick A. Ball		$28,000	$140,000	$224,000	—	—	—	—

Jeffrey Lindholm(3)		$—	$150,000	$—	—	—	—	—

David Heard(4)	2/22/2007	$—	$—	$—	—	450,000	$7.34	$4,043,970
	12/9/2007	—	—	—	85,000		—
		$22,000	$110,000	$176,000	—	—	—	—

Ran Oz		$18,000	$90,000	$144,000	—	—	—	—

(1)	The grant date fair value for stock awards was based on the grant date fair value (i.e. the closing price) of the underlying shares. The grant date fair value for option awards was based on the Black-Scholes option pricing model for use in valuing stock options. Assumptions used in the calculation of these award amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The actual value, if any, that a named executive officer may realize upon exercise of option awards will depend on the excess of the stock price over the exercise price on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(2)	The exercise price per share of the option awards granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3)	Mr. Lindholm participated in our 2007 Sales Compensation Plan, under which threshold and maximum payments are not definitively calculable.

(4)	On February 22, 2007, we granted an option to purchase 450,000 shares of common stock to Mr. Heard pursuant to his employment agreement. 112,500 shares subject to the option vested on February 22, 2008, and 337,500 shares subject to the option will vest on a pro rata monthly basis thereafter until February 22, 2011. The option expires ten years from the date the option was granted. On December 9, 2007, we granted 85,000 RSUs to Mr. Heard. 25% of the restricted stock units vest on each anniversary of the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Amir Bassan-Eskenazi	10/1/2001	738,174	—	$0.60	12/30/2012	(1)	—	—
	10/1/2001	103,500	—	0.60	4/29/2013	(2)	—	—
	10/1/2003	688,106	—	1.00	9/27/2014	(6)	—	—
	11/1/2007	10,417	364,583	5.28	11/1/2016	(3)	—	—

Frederick Ball	8/23/2004	250,587	—	1.00	9/28/2014	(4)	—	—
	11/1/2006	17,438	—	5.28	11/1/2016	(5)	—	—

Jeffrey Lindholm	11/14/2006	115,106	309,894	5.28	11/16/2016	(6)	—	—

David Heard	2/22/2007	—	450,000	7.34	2/21/2017	(6)	—	—
	12/9/2007	—	—		—		85,000	436,900	(7)

Ran Oz	10/1/2003	688,106	—	0.76	9/28/2014	(2)	—	—
	11/1/2007	5,208	182,292	5.28	4/10/2016	(3)	—	—
	11/1/2007	1,736	60,764	5.28	12/8/2017	(3)	—	—

(1)	The shares underlying this option vest over two years at a rate of 1/24 per month following the vesting commencement date.

(2)	The shares underlying this option vest over four years at a rate of 1/48 per month following the vesting commencement date.

(3)	The shares underlying this option vest over three years at a rate of 1/36 per month following the vesting commencement date.

(4)	The shares underlying this option vest as to 12.5% of the shares on the six-month anniversary date following the vesting commencement date, with the remainder of the shares vesting in ratable installments monthly thereafter.

(5)	The shares underlying this option vest over four years at a rate of 0.8333% of the shares on a monthly basis for the first two years following the vesting commencement date, with an additional 3.33% of the shares vesting on a monthly basis following the second anniversary of the vesting commencement date.

(6)	The shares underlying this option vest as to 25% of the shares on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.

(7)	The RSUs vest as to 25% of the shares on each anniversary of the vesting commencement date.

Option Exercises and Stock Vested For Fiscal 2007

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2007.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Amir Bassan-Eskenazi	—	$—
Frederick Ball	241,600	$1,188,831
Jeffrey Lindholm	—	$—
David Heard	—	$—
Ran Oz	—	$—

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Change in Control Arrangements

Amir Bassan-Eskenazi. We have entered into an employment agreement, dated January 1, 2000, with Mr.Bassan-Eskenazi, our President and Chief Executive Officer. Mr. Bassan-Eskenazi’s current annual salary is $325,000. Mr. Bassan-Eskenazi’s current annual additional variable compensation potential is $325,000. The level of Mr.Bassan-Eskenazi’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. Mr. Bassan-Eskenazi’s employment agreement provides that, if Mr. Bassan-Eskenazi’s employment is terminated without cause and not due to death or disability, Mr. Bassan-Eskenazi would be entitled to a severance payment in an amount equal to twelve months of his then-current base salary and our company’s contribution to his health insurance premiums. This payment is conditioned on Mr. Bassan-Eskenazi’s execution of a comprehensive release of claims. Pursuant to Mr. Bassan-Eskenazi’s agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of BigBand is deemed to be termination without cause if one of the following has occurred (i)a reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, (ii)a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or (iii)a required change in location of more than 50 miles of the principal office to which Mr.Bassan-Eskenazi would report. Pursuant to his employment agreement, Mr. Bassan-Eskenazi may terminate the agreement at any time with at least six months’ written notice. Mr. Bassan-Eskenazi’s employment agreement further provides that upon the termination of Mr. Bassan- Eskenazi’s employment with us, we will reimburse Mr. Bassan-Eskenazi for moving and relocation expenses to Israel for Mr. Bassan-Eskenazi and his family. If such relocation reimbursements are considered compensation includible in gross income, we have agreed under Mr. Bassan-Eskenazi’s employment agreement to make a gross up payment in order to put him in the same financial position after the payment of taxes with respect to such includible amounts as he would have been if none of the reimbursement amounts had been includible in gross income.

We also entered into stock option agreements with Mr. Bassan-Eskenazi, pursuant to which, Mr. Bassan-Eskenazi may be eligible for vesting acceleration of the stock options in certain events as follows:

•

in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•

in the event that Mr. Bassan-Eskenazi is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to the options would accelerate and become immediately vested and exercisable;

•

a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report.

•	in the event that Mr. Bassan-Eskenazi is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•

in the event that Mr. Bassan-Eskenazi dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•

in the event that Mr. Bassan-Eskenazi voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Bassan-Eskenazi for cause, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in the option agreements to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Bassan-Eskenazi has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty toward our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of the company; or unfairly competing with the company.

Under the terms of the employment agreement and option agreements described above, assuming a change of control of our company or a termination, resignation, death or disability of Mr. Bassan-Eskenazi, occurred on December 31, 2007, if we terminate Mr. Bassan-Eskenazi’s employment without cause and not due to death or disability, we would potentially pay Mr. Bassan-Eskenazi a severance payment in an amount of $325,000 and an estimated amount of $17,280 for our contribution to his health insurance premiums.

Frederick Ball. Mr. Ball resigned from his position as our Chief Financial Officer effective November 26, 2007. In exchange for a release of all claims, our Board approved and Mr. Ball was provided with acceleration equal to six (6) months’ vesting of all of his then-outstanding stock options to purchase our common stock. Using the closing price of our common stock on November 26, 2007, which was $5.91 per share, Mr. Ball gained approximately $422,204 from the acceleration of such stock options.

Jeffrey Lindholm. We entered into an offer letter agreement dated October 30, 2006, and an amendment thereto effective December 9, 2007, with Mr. Lindholm, our Senior Vice President of Sales and Marketing,

which provides for an annual base salary of $250,000. Mr. Lindholm’s current annual additional variable compensation potential is $210,000. The level of Mr. Lindholm’s additional variable compensation is determined based on a combination of sales compensation in accordance with our sales compensation plan and participation in our performance bonus program on the same basis as other members of our senior management. In addition, the offer letter provides for a sign-up bonus in an aggregate amount of $50,000, which was paid in equal installments on January 1, 2007, March 1, 2007 and May 1, 2007. The offer letter provides that if Mr. Lindholm is terminated or constructively terminated, without his misconduct, within six months following a change in control, the greater of the equivalent of twelve months accelerated vesting or 50% of the remaining unvested shares subject to Mr. Lindholm’s outstanding stock options would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Lindholm will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Lindholm be terminated or constructively terminated, without his misconduct, other than in connection with a change of control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

In the related option agreements we entered into with Mr.Lindholm, a “change in control” is defined to mean a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of our company. In the offer letter agreement, “misconduct” is defined to mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information of our company or its subsidiaries or any other intentional misconduct adversely affecting the business or affairs of our company or its subsidiaries in a material manner. A “constructive termination” is defined in the offer letter agreement to mean a required change in location of more than 50 miles of the principal office to which Mr. Lindholm would report, a failure to pay, or a material reduction of, salary or level of benefits unless reductions comparable in amount and duration are concurrently made for all other employees at a comparable level, a significant reduction of duties, position or responsibilities unless the reduction is solely by virtue of the company being acquired and made part of a larger entity or our determination that Mr. Lindholm’s services are no longer needed, all to which Mr. Lindholm has not expressly consented in writing.

Under the terms of the employment agreement and option agreements described above, assuming a change of control of our company or a termination of Mr. Lindholm’s employment occurred on December 31, 2007 if we terminate Mr. Lindholm’s employment without cause, we would potentially pay Mr. Lindholm a severance payment in an amount of $250,000 and an additional estimated amount of $15,892 for continued benefit plans payments.

David Heard. We entered into an offer letter agreement dated February 22, 2007, and an amendment thereto effective December 9, 2007, with Mr. Heard, our Chief Operating Officer. Mr. Heard’s current annual base salary is $325,000 and his current annual additional variable compensation potential is $227,500. The level of Mr. Heard’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. In addition, the offer letter provides for a sign-up bonus in an aggregate amount of $60,000, which was paid in equal installments on or about April 1, 2007 and May 1, 2007. The offer letter also provides for reimbursement to Mr. Heard of all reasonable and customary expenses associated with his relocation to Westborough, Massachusetts.

The offer letter provides that if Mr. Heard is terminated or constructively terminated, without his misconduct, within six months following a change in control, the greater of the equivalent of twelve months accelerated vesting or 50% of the remaining unvested shares subject to Mr. Heard’s outstanding stock options would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Heard will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Heard be terminated or constructively terminated, without his misconduct, other than in connection with a change of control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

In the related option agreement we entered into with Mr. Heard, a “change in control” is defined to mean a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of our company. In the offer letter agreement, “misconduct” is defined to mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information of our company or its subsidiaries or any other intentional misconduct adversely affecting the business or affairs of our company or its subsidiaries in a material manner. A “constructive termination” is defined in the offer letter agreement to mean a required change in location of more than 50 miles of the principal office to which Mr. Heard would report, a failure to pay, or a material reduction of, salary or level of benefits unless reductions comparable in amount and duration are concurrently made for all other employees at a comparable level, a significant reduction of duties, position or responsibilities unless the reduction is solely by virtue of the company being acquired and made part of a larger entity or our determination that Mr. Heard’s services are no longer needed, all to which Mr. Heard has not expressly consented in writing.

Under the terms of the employment agreement and option agreements described above, assuming a change of control of our company or a termination of Mr. Heard’s employment occurred on December 31, 2007 and using the closing price per share of our common stock as of December 31, 2007, which was $5.14, if we terminate Mr. Heard’s employment without cause, we would potentially pay Mr. Heard a severance payment in an amount of $325,000 and an additional estimated amount of $17,280 for continued benefit plans payments. If Mr. Heard’s employment is terminated in connection with a change of control, he will potentially gain an amount of $436,900 from the vesting acceleration of certain of his restricted stock units.

Ran Oz. Our wholly-owned Israeli subsidiary, BigBand Networks, Ltd., entered into an employment agreement dated January 2, 2000 with Mr. Oz, our Executive Vice President and Chief Technology Officer. Mr. Oz’s current annual base salary is $225,000. Mr. Oz’s current annual additional variable compensation potential is $112,500. In addition, the agreement provides for payment for a car for Mr. Oz and for social benefits, including contributions to a pension or insurance fund in an amount equal to 13.3% of Mr. Oz’s base salary, contributions to a professional advancement fund in an amount equal to 7.5% of Mr. Oz’s base salary, subject to Mr. Oz’s self-participation in the fund, and a disability insurance premium equal to 2.5% of Mr. Oz’s base salary.

The agreement further provides that, if the employment of Mr. Oz is terminated without good cause and not due to death or disability, Mr. Oz would be entitled to a 12-month prior notice or the payment of an amount equal to twelve months of his then-current salary and benefits. Pursuant to this agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of our company is deemed to be a termination without good cause. A reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report, each within one year following a change in control, are deemed “termination” in the agreement. In addition, any material adverse change by the company to Mr. Oz’s scope of responsibility, position or job description may be deemed, at Mr. Oz’s option, as a termination without cause. The agreement also provides that Mr. Oz is entitled to terminate his employment with our company following a six-month prior notice and receive an amount equal to six months of his then-current salary and benefits, regardless of whether our company continues his employment following such notice.

We also entered into an option agreement with Mr. Oz, pursuant to which Mr. Oz may be eligible for vesting acceleration of his stock options in certain events as follows:

•

in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change of control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•

in the event that Mr. Oz is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to his option would accelerate and become immediately vested and exercisable;

•

a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report.

•	in the event that Mr. Oz is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•

in the event that Mr. Oz dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Oz that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•

in the event that Mr. Oz voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Oz for cause, the options granted to Mr. Oz that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in Mr. Oz’s the option agreement to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Oz has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty towards our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of our company; or unfairly competing with our company.

Under the terms of the employment agreement and option agreement described above, assuming a change of control of our company or a termination, resignation, death or disability of Mr. Oz occurred on December 31, 2007, if we terminate Mr. Oz’s employment without cause and not due to death or disability, we would potentially pay Mr. Oz a severance payment in an amount of $278,058. If Mr. Oz resigns, he may receive a payment of up to $139,029, equal to six months of his then-current salary and benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 about our common stock that may be issued under our prior and existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)		Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(2)	13,819,874	(3)	$3.84	6,692,140	(4)
Equity compensation plans not approved by security holders(5)	31,250		$7.34	—

Total	13,851,124		$3.85	6,692,140

(1)	Excludes 356,480 shares subject to RSUs outstanding as of December 31, 2007 that were issued under the 2007 Plan.
(2)	Includes the 2007 Employee Stock Purchase Plan (the “ESPP”), the 2007 Equity Incentive Plan (the “2007 Plan”), the Amended 2003 Share Option and Incentive Plan (the “2003 Plan”), the Amended 2001 Share Option and Incentive Plan (the “2001 Plan”), and the 1999 Share Option and Incentive Plan (the “1999 Plan”). Equity awards under the 2003 Plan, the 2001 Plan and the 1999 Plan have been discontinued and new equity awards are being granted under the 2007 Plan. Remaining authorized shares under the discontinued plans that were not subject to outstanding awards as of the adoption of the 2007 Plan were canceled. The discontinued plans will remain in effect as to outstanding equity awards granted under the plan prior to the adoption of the 2007 Plan.

(3)	Excludes purchase rights accruing under the ESPP, which has a remaining reserve of 786,616 shares as of December 31, 2007.

(4)	Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2007, an aggregate of 5,905,524 and 786,616 shares of common stock were available for issuance under the 2007 Plan and the ESPP, respectively. Under the terms of the 2007 Plan, any shares subject to any options under our discontinued plans (see note 1) that are outstanding upon the adoption of the 2007 Plan and that subsequently expire unexercised, up to a maximum of an additional 30,000,000 shares will become available for issuance under the 2007 Plan. Under the terms of the 2007 Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 6,000,000 shares, (b) 5% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors. Under the terms of the ESPP, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 2% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors.

(5)	In the three months ended March 31, 2007, we awarded a non-plan stock option grant for 31,250 shares with an exercise price of $7.34 per share to a non-employee relating to recruiting services provided to us. The award fully vested on the date of grant.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2008.

Fees Incurred by BigBand Networks for Ernst & Young LLP

Fees for professional services provided by our independent registered public accounting firm in each of the last two years are:

	2007	2006
Audit fees	$1,013,559	$2,288,971
Audit-related fees	—	—
Tax fees	11,000	51,717
All other fees	—	—

Total	$1,024,559	$2,340,688

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements, review of our quarterly consolidated financial statements, services performed in connection with our initial public offering, and for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international tax compliance and tax advice on international matters. None of these services were provided under contingent fee arrangements.

The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The audit committee has delegated such pre-approval authority to the chairman of the committee. The audit committee pre-approved all services performed by our independent registered public accounting firm in 2007.

COMPANY STOCK PERFORMANCE

The graph below shows the cumulative total stockholder return since our initial public offering on March 14, 2007 through December 31, 2007 for BigBand Networks common stock, the Russell 2000 Index and the Vanguard Telecommunications Services Index. The graph shall not be deemed to be incorporated by reference into other SEC filings; nor deemed to be soliciting material or filed with the Commission or subject to Regulation 14A or 14C or subject to Section 18 of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The audit committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In this context, the Audit Committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with our management.

2. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in BigBand Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Kenneth Goldman (Chairman)

Lloyd Carney

Gal Israely

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 25, 2008

Directions to the 2008 Annual Meeting of Stockholders of BigBand Networks, Inc.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

FROM THE NORTH

Interstate 280 South to the Page Mill Road exit. Turn left (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance, or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 South to the Embarcadero/Oregon Expressway exit. This is a three-part exit, the third of which is the beginning of Oregon Expressway. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

FROM THE SOUTH

Interstate 280 North to the Page Mill Road Exit. Turn right (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 North to the Embarcadero/Oregon Expressway exit. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

APPENDIX A

ARRIS Group Inc.

Atheros Communications Inc.

Cypress Semiconductor Corporation

Emageon Inc.

FormFactor, Inc.

Harmonic Inc.

Ixia

Monolithic Power Systems Inc.

NAVTEQ Corporation

O2Micro International Limited

OmniVision Technologies, Inc.

Oplink Communications, Inc.

Opsware Inc.

Pixelworks, Inc.

RightNow Technologies, Inc.

Saba Software, Inc.

Salesforce.com, Inc.

SeaChange International, Inc.

SI International, Inc.

Sigmatel, Inc.

SunPower Corporation

TiVo Inc.

A-1

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

“FOR” PROPOSAL 1 AND 2. The Board of Directors Recommends a Vote FOR Items 1 and 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

BIGBAND NETWORKS, INC.

1. Election of Directors:

For All Withhold All For All Except

01 Gal Israely

02 Bruce I. Sachs

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

FOR AGAINST ABSTAIN

2. Ratification of Ernst & Young LLP. as our independent registered public accounting firm for 2008.

Signature Signature Date

Please sign exactly as your name(s) appear(s) on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http:/ /www.proxyvoting.com/bbnd

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

BigBand Networks, Inc.

Mailing Address: 475 Broadway Street, Redwood City, CA 94063 Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 9, 2008.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Amir Bassan-Eskenazi and Robert E. Horton, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

BIGBAND NETWORKS, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 9, 2008

9:00 a.m. Pacific Time

At the offices of

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304